Filed pursuant to Rule 424(b)(3)
                                        Registration Statement No. 33-86856


                     Supplement dated October 30, 1996
                   to Prospectus dated September 5, 1995

                         U.S. Robotics Corporation

     The following information supplements and amends the Prospectus, dated September 5, 1995, and supersedes the Supplement to Prospectus, dated October 2January 23, 1996, of U.S. Robotics Corporation (the "Company") relating to the offer and sale from time to time by the Selling Stockholders named therein, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, of shares (the
"Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"). This Supplement should be read in conjunction with the Prospectus dated September 5, 1995 . All terms not otherwise defined herein have the meanings ascribed to them in the Prospectus dated September 5, 1995.

      In order to update the information contained in the section entitled "Selling Stockholders," the following paragraph replaces the first paragraph contained in such section in the Prospectus dated September 5, 1995:

         This Prospectus covers the offer and sale from time to time of the Shares by Spencer F. Kirk*, the Krispen Charitable Trust, the SFK Family Foundation, the Bryan Eugene Clarke Charitable Trust,
   the Jennifer Clarke Sorensen Charitable Trust, the Colette Clarke Charitable Trust, the Drew John Clarke Charitable Trust, the James Nathan Clarke Charitable Trust, the Scott Alan Clarke Charitable Trust, the David Donald Kirk Charitable Trust, the Kathleen Seare Kirk Lindsay Charitable Trust, the Preston Fairbanks Kirk Charitable Trust, the Suzanne Fairbanks Kirk Hawker Charitable Trust, the Matthew Fairbanks Kirk Charitable Trust, the Annette Fairbanks Kirk Horman Charitable Trust, Allison Fairbanks Kirk Dale Charitable Trust, and the Warren Fairbanks Kirk Charitable Trust, S.C.A. Investment Company, Ltd., Stephen C. Aldous*, Stacy S. Aldous, the ARA Charitable Trust, David Spafford*, Spring Forth Investments, Ltd., the Bourne-Spafford Foundation, and the WSW 1995 Exchange Fund, and the Meadowbrook Equity Fund, LLC (the "Selling Stockholders"), or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders. As of October
   30, 1996, the stock ownership of the Selling Stockholders was as follows: Spencer F. Kirk owned 256,858 Shares, the SFK Family Foundation owned 83,000 Shares, the Krispen Charitable Trust owned 60,000 Shares, the Bryan Eugene Clarke Charitable Trust owned
   16,000 Shares, the Jennifer Clarke Sorensen Charitable Trust owned 16,000 Shares, the Colette Clarke Charitable Trust owned 16,000 Shares, the Drew John Clarke Charitable Trust owned 16,000 Shares, the James Nathan Clarke Charitable Trust owned 16,000 Shares, the Scott Alan Clarke Charitable Trust owned 16,000 Shares, the David Donald Kirk Charitable Trust owned 12,000 Shares, the Kathleen Seare Kirk Lindsay Charitable Trust owned 16,000 Shares, the
   Preston Fairbanks Kirk Charitable Trust owned 16,000 Shares, the Suzanne Fairbanks Kirk Hawker Charitable Trust owned 16,000 Shares, the Matthew Fairbanks Kirk Charitable Trust owned 16,000 Shares, the  Annette  Fairbanks Kirk Horman Charitable  Trust  owned  16,000
   Shares, Allison Fairbanks Kirk Dale Charitable Trust owned 16,000 Shares, and the Warren Fairbanks Kirk Charitable Trust owned 16,000 Shares. S.C.A. Investment Company, Ltd. owned 1,516,762 Shares, Stephen C. Aldous owned 6,243 Shares, Stacy S. Aldous owned 6,243 Shares, the ARA Charitable Trust owned 1,000,000 Shares, Spring Forth Investments, Ltd. owned 493,122 Shares, the Bourne-Spafford Foundation owned 2,792 Shares, WSW 1995 Exchange Fund owned 36,400 Shares, Meadowbrook Equity Fund, LLC owned 73,200 Shares. All of such shares have been registered for sale pursuant to this Prospectus. Each Selling Stockholder may from time to time offer all or a portion of his, her or its Shares for sales pursuant to this Prospectus, subject to the restrictions set forth below. The number of Shares offered hereby reflects a two-for-one stock split that was distributed in the form of a stock dividend on or about May 10, 1996 to all stockholders of record of the Company as of the close of business on April 25, 1996, and a two-for-one stock split that was distributed in the form of a stock dividend on or about September 8, 1995 to all stockholders of record of the Company as of the close of business on August 25, 1995.

   *  Spencer  F.  Kirk   has gifted and subsequent  to  date  of  this
   supplement may gift shares to Kristen C. Kirk, The Krispen Charitable Trust, the Kirk Foundation, the SFK Family Foundation, the SFKC Kirk Charitable Remainder Unitrust, the University of Utah, the Church of Jesus Christ of Latter Day Saints, the Bryan Eugene Clarke Charitable Trust, the Jennifer Clarke Sorensen Charitable Trust, the Colette Clarke Charitable Trust, the Drew John Clarke Charitable Trust, the James Nathan Clarke Charitable Trust, the Scott Alan Clarke Charitable Trust, the David Donald Kirk Charitable Trust, the Kathleen Seare Kirk Lindsay Charitable Trust, the Preston Fairbanks Kirk Charitable Trust, the Suzanne Fairbanks Kirk Hawker Charitable Trust, the Matthew Fairbanks Kirk Charitable Trust, the Annette Fairbanks Kirk Horman Charitable Trust, Allison Fairbanks Kirk Dale Charitable Trust, and the Warren Fairbanks Kirk Charitable Trust as well as other similar entities established by Mr. Kirk. The number of Shares being sold by Mr.
   Kirk and his various donees represents less than 1% of the outstanding shares of the Company. Stephen C. Aldous has gifted and subsequent to the date of this supplement may gift shares to the ARA Charitable Trust or the Church of Jesus Christ of Latter Day Saints and may contribute shares to S.C.A. Investment Company, Ltd. or withdraw 1,000,000 shares from S.C.A. Investment Company, Ltd. in order to gift shares to the ARA Charitable Trust. or the Church of Jesus Christ of Latter Day SaThe number of Shares being sold by Mr. Aldous and his various donees will represent less than 1% of the outstanding shares of the Company. David Spafford has gifted and subsequent to the date of this supplement may, withdraw shares from Spring Forth Investments, Ltd., in order to to gift shares to the Bourne-Waldo Family Limited Partnership, the Hal H. and Cynthia Bourne Family Limited Partnership, the Bourne-Spafford Foundation, the Bourne-Spafford Charitable Trust, as well as other similar entities established by Mr. Spafford, the University of Utah, and the Church of Jesus Christ of Latter Day Saints. The number of Shares being sold by Mr. Spafford and his various donees represents less than 1% of the outstanding shares of the Company.